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                                                                EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-4 of W.R. Carpenter North America, Inc. of our report, dated August 29, 1997, on our audits of the consolidated balance sheets of W.R. Carpenter North America, Inc. as of June 29, 1997 and June 30, 1996, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended June 29, 1997. We also hereby consent to the reference to our firm under the captions "Summary Historical and Pro Forma Consolidated Financial Data", "Selected Historical and Pro Forma Consolidated Financial Data" and "Experts" in the Registration Statement.



/s/  PANNELL KERR FORSTER
--------------------------------------
PANNELL KERR FORSTER
Certified Public Accountants
A Professional Corporation


Los Angeles, California
October 6, 1997